Exhibit (a)(1)(T)

EMAIL REGARDING FINAL EXCHANGE RATIOS AND REPLACEMENT OPTION EXERCISE PRICE

FROM:	Chris Kitchen, Executive Vice President and General Counsel

SUBJECT:	Option Exchange Offer Program Closes Today

DATE:	August 16, 2018

Today is the last day to elect to exchange your eligible stock options as part of the Company’s Offer to Exchange Eligible Options for Replacement Options (referred to as the “Offer to Exchange”). The Offer to Exchange will expire today, August 16, 2018 at 11:59 p.m., Eastern Time.

If you would like to take advantage of this opportunity, you must submit a properly completed and signed copy of the Election Form, which must be received in accordance with the instructions thereon before 11:59 p.m., Eastern Time, today, August 16, 2018. If you have already made your election and no longer wish to participate in the exchange offer, you must submit a Notice of Withdrawal before today’s deadline at 11:59 p.m., Eastern Time. Only Election Forms and Notices of Withdrawal, as applicable, that are complete, signed, and actually received by the Company before the expiration of the exchange offer will be accepted.

We are sending this e-mail to you to notify you of the final exchange ratios and the exercise price of the replacement options. Below is a table that you can use to calculate the number of shares that would be subject to each new replacement option compared to the number of shares subject to your eligible options based on the final exchange ratios.

Final Exchange Ratios: Based on a per share stock price of $8.24, which was the closing price of our Class A common stock on August 16, 2018, the final exchange ratios applicable to eligible stock options are as follows:

Eligible Option Date of Grant and Exercise Price	Exchange Ratio (1)
July 24, 2014 - $9.63	1.165
August 22, 2014 - $9.63	1.162
September 10, 2014 - $9.63	1.161
June 12, 2015 - $9.63	1.141
August 19, 2015 - $9.63	1.137
August 26, 2015 - $9.63	1.136
January 26, 2016 - $8.96	1.054
January 25, 2017 - $10.62	1.231
December 21, 2017 - $8.24	*
(1) If application of the applicable exchange ratio to a particular replacement option to be granted in exchange for an eligible option tendered results in a fractional share, the number of shares underlying the replacement option will be rounded down to the nearest whole share. No consideration will be paid for such fractional shares.
* The exercise price of the replacement options is greater than the exercise price of the corresponding eligible options. Accordingly, any elections to exchange such eligible options will be disregarded, and such eligible options will remain outstanding in accordance with their current terms.

Replacement Option Exercise Price: The replacement options will be granted with an exercise price equal to $8.74, which was the closing price of our Class A common stock today, August 16, 2018, plus $0.50.

Exhibit (a)(1)(T)

Illustrative Example: To determine the number of shares that will be subject to each replacement option, divide the number of shares subject to an eligible option by the applicable exchange ratio, and round down to the nearest whole share.  For example, an eligible option to purchase 1,000 shares with a per share exercise price of $8.96 granted on January 26, 2016 will have an exchange ratio of 1.054:1.  Therefore, this eligible option will be exchangeable for a replacement option to purchase 948 shares, which is equal (after rounding down) to the number of shares underlying the eligible option, or 1,000, divided by 1.054.  The replacement option will have an exercise price of $8.74, which is equal to $8.24, the closing price of our Class A common stock today, August 16, 2018, plus $0.50.

Number of Replacement Options Received Based on 1,000 Eligible Options Exchanged: For further illustration, the below table shows the number of replacement options you would receive for each 1,000 eligible options that you validly elect to exchange in the Exchange Offer:

Eligible Option Date of Grant and Exercise Price	Number of Shares Underlying Replacement Options Assuming Exchange of 1,000 Eligible Options
July 24, 2014 - $9.63	858
August 22, 2014 - $9.63	860
September 10, 2014 - $9.63	861
June 12, 2015 - $9.63	876
August 19, 2015 - $9.63	879
August 26, 2015 - $9.63	880
January 26, 2016 - $8.96	948
January 25, 2017 - $10.62	812
December 21, 2017 - $8.24	*
* The exercise price of the replacement options is greater than the exercise price of the corresponding eligible options. Accordingly, any elections to exchange such eligible options will be disregarded, and such eligible options will remain outstanding in accordance with their current terms.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in the Offer to Exchange and the related Election Form, Terms of Election and Notice of Withdrawal, as applicable. Questions about the offer or requests for assistance should be made by emailing optionexchange@townsquaremedia.com or calling Chris Kitchen at (203) 861-0903.

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